UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2010

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2010, Avista Corporation (Avista Corp. or the Company) issued $52.0 million of 3.89 percent First Mortgage Bonds due in 2020 and $35.0 million of 5.55 percent First Mortgage Bonds due in 2040 pursuant to a bond purchase agreement with certain institutional investors in the private placement market. The new First Mortgage Bonds were issued under and in accordance with the Mortgage and Deed of Trust, dated as of June 1, 1939, from the Company to Citibank, N.A., trustee, as amended and supplemented by various supplemental indentures and other instruments.

The total net proceeds from the sale of the new bonds of $86.6 million (net of placement agent fees and before Avista Corp.’s expenses) were used to redeem $45.0 million of 6.125 percent First Mortgage Bonds due in December 2013 and $30.0 million of 7.25 percent First Mortgage Bonds due in September 2013. These First Mortgage Bonds were redeemed on December 20, 2010 at par plus a make-whole redemption premium of $10.7 million. In accordance with regulatory accounting practices, the make-whole redemption premium will be amortized over the life of the new debt issued.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of Avista Corp.’s issuance of $52.0 million of 3.89 percent First Mortgage Bonds due in 2020 and $35.0 million of 5.55 percent First Mortgage Bonds due in 2040 under Item 1.01.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

4.1	Forty-Ninth Supplemental Indenture, dated as of December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: December 22, 2010	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President
and Chief Financial Officer